NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Solid credit quality, strong net interest margin and continued loan growth drive operating gains

EUGENE, Ore., January 20, 2009 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and full year 2008.

Net income for the fourth quarter 2008 was $3.8 million, a 15.9% increase over net income of $3.3 million reported for the fourth quarter 2007.  Earnings per diluted share were $0.32 in the current quarter, a 14.3% increase over the $0.28 per share for the same quarter last year.  Return on average assets, return on average equity, and return on average tangible equity for the fourth quarter 2008 were 1.43%, 13.26%, and 16.57%, respectively, compared to 1.41%, 12.22%, and 15.58% for the same quarter last year.

Operating revenue, which consists of net interest income plus noninterest income, was $14.2 million during the fourth quarter 2008, up $886 thousand or 6.6% on a linked-quarter basis, and up $2.0 million or 16.5% over fourth quarter 2007. Contributing to the improvement in operating revenue was a better than expected net interest margin, continued low levels of nonperforming assets, and excellent growth in loans.  Also contributing to fourth quarter results was a tax benefit of approximately $237 thousand from the purchase of business energy tax credits which added approximately $0.02 per diluted share to earnings in the quarter.

These results were achieved while making provisions to the allowance for loan losses to support the loan growth and prudently maintaining unallocated reserves. The Company’s capital ratios improved during the quarter strengthening its “well capitalized” position.  At December 31, 2008, the Bank’s risk-weighted capital ratio was 11.11% compared to 10.81% and 10.96% at September 30, 2008 and December 31, 2007. In addition, on January 7, 2009, the Company announced a capital raise of approximately $9.6 million through the issuance of new common stock.  The new capital will strengthen the risk based capital ratio to more than 12%.

“The results achieved by Pacific Continental during these recessionary times are in sharp contrast to most of our peers,” said Hal Brown, chief executive officer. “Our disciplined credit practices and strong capital position have allowed Pacific Continental to continue as an active lender in all of our markets.  In addition, our ability to raise private equity capital during these difficult times is further testimony to the Company’s financial strength.”

Fourth quarter 2008, core deposits averaged $618.9 million, an increase of $7.4 million or 1.2% over fourth quarter 2007 average core deposits, but down $7.6 million from the average core deposits reported for the third quarter 2008.  The Bank’s commercial core deposit base has been negatively affected by the current economic conditions resulting in decreased activity and balances in existing client accounts.  At December 31, 2008, period end loans, including loans held for sale, totaled $956.8 million, an increase of $134.4 million or 16.3% over outstanding loans of $822.3 million at December 31, 2007, and up $32.2 million during the fourth quarter 2008.

The fourth quarter 2008 net interest margin was 5.28%, the highest quarterly margin reported for the year.  The net interest margin improved by 20 basis points over the third quarter 2008 margin of 5.08%, and was up 13 basis points over the 5.15% reported for fourth quarter 2007. The net interest margin for the full year 2008 was 5.21%, down one basis point from the 5.22% reported for last year. The improved margin in the fourth quarter was primarily due to the activation of interest rate floors on variable rate loans, which stabilized loan yields, combined with historically low alternative funding costs.

Nonperforming assets at December 31, 2008, were $7.7 million, an increase of $1.4 million from September 30, 2008, levels, and represent 0.71% of period-end assets compared to 0.60% at September 30, 2008. The increase in nonperforming assets was attributable to the addition of five loans associated with the consumer residential construction loan portfolio which migrated to a non-performing status or other real estate owned and three single-family residential construction loans associated with Portland-area builders. Nonperforming assets at December 31, 2008, consist of $3.9 million of loans on non-accrual status, net of government guarantees, and $3.8 million in other real estate owned. The $3.9 million of non-accrual loans consist of seven consumer residential construction loans totaling approximately $1.1 million, four commercial residential construction loans totaling $900 thousand, one commercial real estate loan for $1.7 million, and three business loans totaling $200 thousand. The $3.8 million in other real estate owned consists of 17 completed consumer construction residential properties totaling $3.3 million and seven individual residential building lots totaling $469 thousand. The consumer residential construction loan portfolio continues to be supported by a cash-secured 20% principal guarantee.  This guarantee has been, and will continue to be, effective in minimizing losses within this consumer residential construction loan portfolio.

For the fourth quarter 2008, the Bank provided $1.05 million to the allowance for loan losses, the same amount provided during the third quarter 2008 and up $775 thousand over the provision provided during the fourth quarter 2007. Year-to-date provisions to the allowance for loan loss totaled $3.6 million and $725 thousand for the years 2008 and 2007, respectively. The increase in the provision for loan losses during the fourth quarter and the year 2008 were primarily to support the $134.4 million in loan growth and, in light of the current economic conditions, to provide prudent additions to the Bank’s allowance for loan losses. At December 31, 2008, unallocated reserves were 9.8% of the total allowance for loan losses and at the high end of the approved range. At December 31, 2008, the ratio of the allowance for loan losses to total loans was 1.15%, compared to 1.05% at December 31, 2007. For the fourth quarter and full year 2008, the Bank had net charge offs of $742 thousand and $1.3 million, respectively. Based on the analysis of classified loan migration trends and independent third-party reviews of the loan portfolio, management believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in the Bank’s portfolio.

“In line with our cautionary comments described in our third quarter conference call, our total nonperforming assets increased slightly during the fourth quarter 2008. We are continuing to dispose of our foreclosed properties in an orderly and efficient fashion with no significant impact on the Bank’s earnings,” stated Casey Hogan, executive vice president and chief credit officer. “Nevertheless, considering the continuing deterioration in economic conditions, we determined it was prudent to continue to add to the allowance to maintain an appropriate unallocated reserve level.” added Hogan.

Growth in noninterest expense abated during fourth quarter.  Noninterest expense of $7.4 million in fourth quarter 2008 was down $62 thousand from expenses reported for third quarter 2008.

Net income for the full year 2008 was $12.9 million, an increase of $4.0 thousand over net income reported for the full year 2007. Earnings per diluted share were $1.08, the same as reported for the full year 2007.  Return on average assets for years 2008 and 2007 were 1.27% and 1.43%, respectively. Return on average equity and return on average tangible equity were 11.57% and 14.56% for 2008, respectively, compared to 12.55% and 16.23%, respectively, for the year 2007.

Fourth Quarter 2008 Highlights:
•	Through disciplined credit practices reported nonperforming assets to total assets of 0.71%.
•	Excellent loan growth of $32.2 million for the quarter and $134.4 million for the year.
•	Continued payment of the $0.10 per share quarterly dividend that when annualized represents a 14.3% increase over 2007 cash dividends.
•	Achieved strong net interest margin of 5.28% for the fourth quarter 2008 and 5.21% for the year 2008.
•	Recognized as one of Oregon’s most admired financial companies by the Portland Business Journal.
•	Included in FIG Partners Dandy Dozen list for 2009.

Conference Call and Audio Webcast:
Pacific Continental Corporation will conduct a live conference call and audio Webcast for interested parties relating to its results for the fourth quarter and full year 2008, on Wednesday, January 21st at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418 and provide the pass code: “Pacific Continental fourth quarter earnings.” The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest metropolitan areas including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2008 – for the seventh consecutive year - the Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, marking the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; and in 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK”; additionally, PCBK is listed in the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; professional and dental practitioners; a continued decline in the housing and real estate market; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit, and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

###

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
Amounts in $ 000's, Except for Per Share Data
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Interest and dividend income
Loans	$15,866	$16,669	$63,047	$67,122
Securities	717	664	2,787	1,973
Dividends on Federal Home Loan Bank stock	(41)	7	91	21
Federal funds sold & Interest-bearing deposits with banks	2	10	20	50
	16,544	17,350	65,945	69,166

Interest expense
Deposits	2,298	4,222	10,142	18,572
Federal Home Loan Bank & Federal Reserve borrowings	904	1,611	5,456	6,160
Junior subordinated debentures	125	128	498	508
Federal funds purchased	23	196	578	500
	3,350	6,157	16,674	25,740

Net interest income	13,194	11,193	49,271	43,426

Provision for loan losses	1,050	275	3,600	725
Net interest income after provision for loan losses	12,144	10,918	45,671	42,701

Noninterest income
Service charges on deposit accounts	459	377	1,676	1,409
Other fee income, principally bankcard	445	424	1,823	1,630
Loan servicing fees	17	25	85	99
Mortgage banking income	64	91	355	370
Other noninterest income	57	113	330	417
	1,042	1,030	4,269	3,925

Noninterest expense
Salaries and employee benefits	4,384	3,894	18,089	15,667
Premises and equipment	1,023	950	3,990	3,281
Bankcard processing	125	127	546	524
Business development	481	357	1,447	1,487
Other noninterest expense	1,422	1,263	5,490	4,902
	7,435	6,591	29,562	25,861

Income before provision for income taxes	5,751	5,357	20,378	20,765
Provision for income taxes	1,918	2,050	7,439	7,830

Net income	$3,833	$3,307	$12,939	$12,935

Earnings per share
Basic	$0.32	$0.28	$1.08	$1.09
Diluted	$0.32	$0.28	$1.08	$1.08

Weighted average shares outstanding
Basic	12,039	11,896	11,980	11,830

Common stock equivalents
attributable to stock-based awards	56	99	48	111
Diluted	12,095	11,995	12,028	11,941

PERFORMANCE RATIOS
Return on average assets	1.43%	1.41%	1.27%	1.43%
Return on average equity (book)	13.26%	12.22%	11.57%	12.55%
Return on average equity (tangible) (1)	16.57%	15.58%	14.56%	16.23%
Net interest margin	5.28%	5.15%	5.21%	5.22%
Efficiency ratio (2)	52.23%	53.92%	55.21%	54.62%

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
Amounts in $  000’s
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$20,172	$23,809
Federal funds sold	69	1,857
Interest-bearing deposits with banks	214	410
Total cash and cash equivalents	20,455	26,076

Securities available-for-sale	54,933	53,994
Loans held for sale	410	-
Loans, less allowance for loan losses	945,377	813,647
Interest receivable	4,021	3,652
Federal Home Loan Bank stock	10,652	3,795
Property, net of accumulated depreciation	20,763	20,876
Goodwill and other intangible assets	22,904	23,127
Other assets	11,328	4,104

Total assets	$1,090,843	$949,271

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$178,957	$175,941
Savings and interest-bearing checking	392,935	401,714
Time $100,000 and over	67,095	31,856
Other time	83,450	34,913
Total deposits	722,437	644,424

Federal funds purchased	24,000	5,360
Federal Home Loan Bank and Federal Reserve borrowings	214,500	179,500
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	5,493	4,230
Total liabilities	974,678	841,762

Stockholders' equity
Common stock, 25,000,000 shares authorized	80,019	77,909
Retained earnings	37,764	29,622
Accumulated other comprehensive loss	(1,618)	(22)
	116,165	107,509

Total liabilities and stockholders’ equity	$1,090,843	$949,271

OTHER FINANCIAL DATA
Shares outstanding at end of period	12,079,691	11,934,866
Stockholder's equity (tangible) (1)	$93,261	$84,382
Book value	$9.62	$9.01
Tangible book value	$7.72	$7.07

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
Amounts in $  000’s
(Unaudited)

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
LOANS BY TYPE (net of fees)
Real estate secured loans:
Multifamily residential	$55,648	$39,925
Residential 1-4 family	79,162	51,959
Residential 1-4 family construction	74,745	96,918
Other construction	147,929	126,809
Commercial real estate	354,668	306,161
Other	4,675	3,999
Total real estate loans	716,827	625,771
Commercial loans	225,828	186,619
Consumer loans	7,483	8,225
Other loans	6,219	1,707
Total Loans	$956,357	$822,322

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$10,672	$8,734	$8,675	$8,284
Provision for loan losses	1,050	275	3,600	725
Loan charge offs	(754)	(335)	(1,477)	(396)
Loan recoveries	12	1	182	62
Net (charge offs) recoveries	(742)	(334)	(1,295)	(334)
Balance at end of period	$10,980	$8,675	$10,980	$8,675

NONPERFORMING ASSETS
Non-accrual loans	$4,137	$4,122
90-day past due loans	-	-
Gross nonperforming loans	4,137	4,122

Government guarantees on non-accrual and 90-day
past due loans	(239)	(451)
Nonperforming loans, net of government guarantees	3,898	3,671

Other real estate owned	3,806	423
Nonperforming assets, net of government guarantees	$7,704	$4,094

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, net of loans held for sale	1.15%	1.05%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	281.68%	236.31%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	0.31%	0.16%	0.15%	0.04%
Nonperforming loans as a percentage of total loans	0.43%	0.50%
Nonperforming assets as a percentage of total assets	0.71%	0.43%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
Amounts in $  000’s

	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
BALANCE SHEET AVERAGES
Loans	$940,307	$812,870	$892,532	$793,756
Allowance for loan losses	(10,785)	(8,871)	(9,790)	(8,624)
Loans, net of allowance	929,522	803,999	882,742	785,132
Securities and short-term deposits	63,656	58,812	63,114	47,319
Earning assets	993,178	862,811	945,856	832,451
Non-interest-earning assets	76,600	70,563	73,184	71,481
Assets	$1,069,778	$933,374	$1,019,040	$903,932

Interest-bearing core deposits (3)	$447,978	$437,808	$443,452	$421,678
Non-interest-bearing core deposits (3)	170,897	173,706	169,792	169,035
Core deposits (3)	618,875	611,514	613,244	590,713
Non-core interest-bearing deposits	72,052	49,588	56,380	63,918
Deposits	690,927	661,102	669,624	654,631
Borrowings	256,852	160,575	232,634	141,973
Non-interest-bearing liabilities	7,040	4,326	4,914	4,239
Liabilities	954,819	826,003	907,172	800,843
Stockholders' equity (book)	114,959	107,371	111,868	103,089
Liabilities and equity	$1,069,778	$933,374	$1,019,040	$903,932

Stockholders' equity (tangible) (1)	$92,024	$84,212	$88,850	$79,713

SELECTED MARKET DATA
Eugene market loans, net of fees	$237,604	$217,962
Portland market loans, net of fees	432,961	389,053
Seattle market loans, net of fees	285,792	215,307
Total loans, net of fees	$956,357	$822,322

Eugene market core deposits (3)	$406,098	$405,351
Portland market core deposits (3)	110,287	109,698
Seattle market core deposits (3)	99,447	100,843
Total core deposits (3)	615,832	615,892
Other deposits	106,605	28,532
Total	$722,437	$644,424

Eugene market core deposits, average (3)	$402,125	$393,030	$402,129	$385,411
Portland market core deposits, average (3)	115,234	121,687	113,834	119,872
Seattle market core deposits, average (3)	101,516	96,797	97,281	85,430
Total core deposits, average (3)	618,875	611,514	613,244	590,713
Other deposits, average	72,052	49,588	56,380	63,918
Total	$690,927	$661,102	$669,624	$654,631

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.79%	8.23%	7.14%	8.55%
Yield on average securities	4.24%	4.59%	4.59%	4.32%
Yield on average earning assets	6.63%	7.98%	6.97%	8.31%

Rate on average interest-bearing core deposits	1.56%	3.24%	1.85%	3.61%
Rate on average interest-bearing non-core deposits	2.96%	5.21%	3.46%	5.24%
Rate on average interest-bearing deposits	1.76%	3.44%	3.72%	1.62%

Rate on average borrowings	1.63%	4.78%	2.81%	5.05%
Cost of interest-bearing funds	1.72%	3.77%	2.28%	4.10%

Interest rate spread	4.91%	4.21%	4.70%	4.21%

Net interest margin	5.28%	5.15%	5.21%	5.22%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.
(3) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.